Exhibit 10.1

2010 VISTEON EXECUTIVE SEVERANCE PLAN

(as amended and restated effective October 29, 2012)

ARTICLE I. PURPOSE

Section 1.01. Purpose Statement.

Visteon Corporation (the “Company”) has developed the 2010 Visteon Executive Severance Plan (the “Plan”) to provide severance benefits to eligible officers of the Company and its affiliates whose employment with the Company or affiliate is involuntarily terminated under certain circumstances. The Plan is an expression of the Company’s present policy with respect to severance benefits for Executives who meet the eligibility requirements set forth herein; it is not a part of any contract of employment. It is intended to comply with ERISA and all other relevant laws. The Plan became effective October 5, 2010 pursuant to the Company’s confirmed plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code, without further action by the Company or its Board of Directors. The Plan was amended and restated, as set forth herein, on October 29, 2012.

ARTICLE II. DEFINITIONS

Section 2.01. Definitions.

The following words and phrases, when used in this document, shall have the following meanings, unless the context clearly indicates otherwise:

(a) “Acknowledgement” means a document, in such form as the Plan Administrator may prescribe and that an Executive executes, that contains both (i) an acknowledgment by an Executive that the Executive’s receipt of benefits under Article IV hereof is contingent upon the Executive’s agreement to be bound by the provisions of Article VIII hereof and (ii) the Executive’s agreement to be so bound.

(b) “Base Salary” means Executive’s annual base rate of pay in effect at his or her Termination Date, excluding bonuses, one-time payments, incentives, and other awards that are not regularly paid throughout the year. The Plan Administrator’s determination of the Executive’s Base Salary shall be final and conclusive.

(c) “Company” means Visteon Corporation, or any successor thereto.

(d) “ERISA” means the Employee Retirement Income Security Act of 1974, and the rulings and regulations promulgated thereunder, all as amended and in effect from time to time.

(e) “Executive” means an officer of the Company elected by the Board of Directors of the Company.

(f) “Foreign Payroll Executive” means an Executive who is not enrolled on the U.S. payroll of the Company or a subsidiary of the Company.

(f) “Plan Administrator” means the Organization and Compensation Committee of the Board of Directors of the Company.

(g) “Release” means a release and waiver of claims (including, if applicable, claims under the Age Discrimination in Employment Act of 1967, as amended) that is in such form as the Plan Administrator may prescribe and that an Executive executes for the benefit of the Company, Visteon Systems, LLC, their respective affiliates, and their respective officers, directors, employees, agents, predecessors, successors and assigns.

(h) “Termination Date” is the date on which an Executive’s employment with the Company and its affiliates terminates.

ARTICLE III. AWARD OF SEVERANCE BENEFITS

Section 3.01. Award of Severance Pay.

Except as provided in Section 3.02 below, an Executive is eligible for a Basic Severance Benefit under Section 4.01, and may qualify for an Enhanced Severance Benefit under Section 4.02 or Section 4.03, if the Executive’s employment with the Company or a subsidiary of the Company is involuntarily terminated by the Company or by a subsidiary of the Company. The Plan Administrator shall have final and exclusive discretion to determine whether an Executive’s termination of employment is involuntary.

Section 3.02. Exclusions.

Except as provided in Section 3.03 with respect to Foreign Payroll Executives, the Plan Administrator shall not grant severance benefits to an Executive in any of the following situations:

(a) The Executive voluntarily retires or resigns from employment;

(b) The Executive’s position is eliminated and the Executive is offered another position which the Executive declines (unless the Plan Administrator has specifically authorized severance benefits in accordance with the discretion granted to the Plan Administrator under Section 3.01 above);

(c) The Executive is terminated, replaced, laid off or placed on leave for reasons related to absenteeism or inappropriate conduct;

(d) The Executive is terminated or separated for not returning, in a timely manner, from an approved leave of absence;

(e) The Executive’s employment ends or is terminated because the Executive is physically or otherwise unable to perform the essential functions of his or her position, with or without any applicable reasonable accommodation;

(f) The Executive’s employment terminates while receiving or seeking (or in connection with a condition or situation with respect to which the Executive has indicated an intention to or is otherwise likely to seek) payments or benefits under a program, policy, plan or a law that provides payments or benefits to an Executive unable to work because of illness, injury or disability;

(g) The Executive is eligible to receive pay-in-lieu of notice, severance pay, termination pay or any other form of separation pay under any law;

(h) The Executive is terminated in connection with the sale by the Company, or a subsidiary or affiliate of the Company, of all or part of a division, plant, facility, operation, product line or other unit, or the outsourcing of functions to a third party vendor, where the Executive is offered employment with the purchaser, vendor or other transferee with a starting date within 90 days of the Executive’s Termination Date;

(i) The Executive’s employment is governed by an employment contract (in which case, the employment contract, and not this Plan, shall govern the severance benefits, if any, to be provided to the Executive); or

(j) The Executive is eligible for benefits under any other severance plan, exit incentive plan, or reduction in force plan offered by the Company or a subsidiary or affiliate of the Company.

Section 3.03. Special Rule for Foreign Payroll Executives.

A Foreign Payroll Executive who would be eligible for severance benefits under the Plan but for the application of Section 3.02(g) above because the Foreign Payroll Executive is entitled to receive pay-in-lieu of notice, severance pay, termination pay or any other form of separation pay under any law applicable to him or her will be eligible for severance benefits under the Plan equal to (a) the amount that would be payable to the Foreign Payroll Executive had he or she been enrolled on the U.S. payroll of the Company or a subsidiary of the Company, offset by (b) the amount of pay-in-lieu of notice, severance pay, termination pay or any other form of separation pay the Foreign Payroll Executive actually receives in connection with his or her termination under any law applicable to him or her.

ARTICLE IV. AMOUNT OF SEVERANCE BENEFIT

Section 4.01. Basic Severance Benefit.

The Basic Severance Benefit for any Executive who becomes so entitled shall be an amount equal to four weeks of Base Salary. Payment will be in a lump sum cash payment, after withholding of applicable income and payroll taxes and other authorized withholdings. In addition, the Executive will be eligible for the benefits described in Section 4.05(a).

Section 4.02. Enhanced Severance Benefit.

(a) Except as provided in Section 4.03 with respect to any Executive who is a party to a Change in Control Agreement with the Company that was entered into before October 29, 2012 and has not been replaced by a Change in Control Agreement with an effective date of October 29, 2012 or later, in any case in which the Plan Administrator has authorized the payment of severance benefits and the Executive provides a Release and an Acknowledgement, in each case in a form acceptable to the Company, then in lieu of the Basic Severance Benefit described in Section 4.01, the Executive shall receive an Enhanced Severance Benefit described in Sections 4.02(b) and (c) below. In addition, the Executive will be eligible for the benefits described in Section 4.05.

(b) For the Chief Executive Officer, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents who are also Presidents of business units, the Enhanced Severance Benefit is an amount equal 150% of the sum of (i) one year of Base Salary, plus (ii) the Executive’s target annual incentive opportunity in effect on the Termination Date. For other Executives, the Enhanced Severance Benefit is an amount equal 100% of the sum of (i) one year of Base Salary, plus (ii) the Executive’s target annual incentive opportunity in effect on the Termination Date. The Enhanced Severance Benefit described in this Section 4.02(b) is paid as a lump sum cash payment, after withholding of applicable income and payroll taxes and other authorized withholdings.

(c) In addition, the Executive will be eligible to receive, as an Enhanced Severance Benefit, an annual incentive for the fiscal year during which the Termination Date occurs, determined as if the Executive had remained employed for the entire year (and any additional period of time necessary to be eligible to receive the annual incentive for the year), based on actual Company performance during the entire fiscal year and without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive (other than discretionary adjustments applicable to all senior executives who did not terminate employment), and assuming that any individual goals applicable to the Executive were satisfied at the “target” level, pro-rated based on the number of days in the Company’s fiscal year through (and including) the Termination Date. The pro-rated annual incentive shall be payable in a single lump sum at the same time that payments are made to other participants in the annual incentive plan for that fiscal year (upon the terms, and subject to the conditions, of the annual incentive plan but in no event later than two and one-half months after the fiscal year during which the Termination Date occurs).

Section 4.03. Lesser Enhanced Severance Benefit for Executives with Still Effective Previous Agreements.

For any Executive who is a party to a Change in Control Agreement with the Company that was entered into before October 29, 2012 and has not been replaced by a Change in Control Agreement with an effective date of October 29, 2012 or later, in any case in which the Plan Administrator has authorized the payment of severance benefits and the Executive provides a Release and an Acknowledgement, in each case in a form acceptable to the Company, then in lieu of the Basic Severance Benefit described in Section 4.01 the Executive shall receive an Enhanced Severance Benefit in an amount equal to one year of Base Salary, which will be paid as a lump sum cash payment, after withholding of applicable income and payroll taxes and other authorized withholdings. In addition, the Executive will be eligible for the benefits described in Section 4.05.

Section 4.04. Reduction of Benefits.

To the extent permitted under Internal Revenue Code Section 409A, benefits under Sections 4.01, 4.02 or 4.03 will be reduced by the amount of any unpaid obligations that the Executive owes to the Company, a subsidiary or affiliate of the Company.

Section 4.05. Other Continued Benefits.

(a) An Executive who is eligible to receive Basic Severance Benefits or Enhanced Severance Benefits and who, on the Executive’s Termination Date, was covered under the group medical and/or dental programs is eligible to continue such group medical and/or dental coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If the Executive elects to continue medical and dental coverage in accordance with COBRA and the Executive is entitled to an Enhanced Severance Benefit under Section 4.02 or Section 4.03, the Company will either pay directly, or reimburse the Executive for, the entire COBRA premium contribution for 18 months, which premiums will be included in the Executive’s income for tax purposes to the extent required by applicable law. The Company may withhold from any such direct payment or reimbursement an amount sufficient to cover the amount of required withholding. Direct payments or reimbursement by the Company of COBRA premium contributions will cease after 18 months or when the Executive becomes covered under another plan, whichever is earlier. Company payments of COBRA premium contributions otherwise receivable by the Executive pursuant to this Section 4.05(a) shall be reduced to the extent benefits of the same type are received by or made available to the Executive by another employer during the 18 month period following the Executive’s Termination Date (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive).

(b) The Company will provide professional career transition services to assist terminated Executives entitled to an Enhanced Severance Benefit in the preparation for and execution of their job search, which services may include career counseling, assessment of interests and skills, development of job search tools such as resumes and cover letters, preparation of a job discovery strategy, and interview skills coaching. Unless otherwise determined by the Plan Administrator in its sole discretion, the amount expended by the Company with respect to career transition services pursuant to this Section 4.05(b) with respect to any one Executive will not exceed $50,000. Subject to that dollar limitation, the Company will pay for these services for twelve months or until the Executive becomes employed, whichever is earlier.

(c) An Executive’s outstanding awards under the Visteon Corporation 2004 Incentive Plan and the Visteon Corporation 2010 Incentive Plan shall be governed by the terms and conditions of each award or grant, and not by the terms of this Plan.

(d) An Executive who is eligible to receive retirement benefits under a retirement plan maintained by the Company or a subsidiary may apply for and commence retirement benefits in accordance with the terms of the applicable retirement plan. Retirement benefits are not governed by the terms of this Plan.

ARTICLE V. PAYMENT OF BENEFITS

Section 5.01. Entitlement to Benefits.

An Executive becomes entitled to severance benefits under Article IV on the date that the Executive has satisfied all of the requirements for receiving a severance benefit (including, if applicable, the Executive’s execution of a Release and an Acknowledgement within 60 days after the Termination Date and the expiration of any revocation period that is provided in accordance with applicable law or such policies as may from time to time be adopted by the Plan Administrator). All payments shall be subject to income tax withholding and other appropriate deductions.

Section 5.02. Payment of Benefits.

Cash benefits under the Plan are intended to be separate payments that constitute “short-term deferrals” that are exempt from the requirements of Internal Revenue Code Section 409A. Accordingly, payment of the Basic Severance Benefit under Section 4.01 and the Enhanced Severance Benefit under Section 4.02 or Section 4.03, to the extent applicable to the Executive, shall be completed by the later of (i) the 15th day of the third month following the end of the first taxable year in which the Executive becomes entitled to benefits under the Plan, or (ii) the 15th day of the third month following the end of the Company’s first taxable year in which the Executive becomes entitled to benefits under the Plan. The medical, dental and career transition benefits to which the Executive may become entitled under Section 4.04 are also intended to be exempt from Internal Revenue Code Section 409A, and the Plan Administrator (or its delegate) shall administer the Plan consistent with Internal Revenue Code Section 409A and the requirements for exemption of such benefits. The Plan Administrator may adopt additional rules and restrictions with respect to such benefits if the Plan Administrator determines that such rules and restrictions are necessary or appropriate in order to qualify (or continue to qualify) for exemption from Internal Revenue Code Section 409A.

To the extent that the Executive’s right to receive payments or benefits under this Plan constitutes a “deferral of compensation” within the meaning of Internal Revenue Code Section 409A, then notwithstanding anything contained in this Article V to the contrary, any payment that, but for this sentence, would be payable before the date that is the first day of the seventh month following the month in which occurs the Executive’s “separation from service” within the meaning of Internal Revenue Code Section 409A the payment shall be made on that date and not on the earlier date otherwise provided for in this Plan.

ARTICLE VI. CLAIMS PROCEDURE

Section 6.01. Claims Procedure.

(a) Claim for Benefits. Any Executive who believes he or she is entitled to benefits under the Plan in an amount greater than the amount received may file, or have his or her duly authorized representative file, a claim with the Plan Administrator. Any such claim shall be filed in writing stating the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Plan Administrator shall consider the claim and answer in writing stating whether the claim is granted or denied. The written decision shall be within 90 days of receipt of the claim by the Plan Administrator (or 180 days if additional time is needed and the claimant is notified of the extension, the reason therefor and the expected date of determination prior to commencement of the extension). If the claim is denied in whole or in part, the Executive shall be furnished with a written notice of such denial containing (i) the specific reasons for the denial, (ii) a specific reference to the Plan provisions on which the denial is based, (iii) an explanation of the Plan’s appeal procedures set forth in subsection (b) below, (iv) a description of any additional material or information which is necessary for the claimant to submit or perfect an appeal of his or her claim and (v) an explanation of the Executive’s right to bring suit under ERISA following an adverse determination upon appeal.

(b) Appeal. If an Executive wishes to appeal the denial of his or her claim, the Executive or his or her duly authorized representative shall file a written notice of appeal to the Plan Administrator within 90 days of receiving notice of the claim denial. In order that the Plan Administrator may expeditiously decide such appeal, the written notice of appeal should contain (i) a statement of the ground(s) for the appeal, (ii) a specific reference to the Plan provisions on which the appeal is based, (iii) a statement of the arguments and authority (if any) supporting each ground for appeal, and (iv) any other pertinent documents or comments which the appellant desires to submit in support of the appeal. The Plan Administrator shall decide the appellant’s appeal within 60 days of its receipt of the appeal (or 120 days if additional time is needed and the claimant is notified of the extension, the reason therefore and the expected date of determination prior to commencement of the extension). The Plan Administrator’s written decision shall contain the reasons for the decision and reference to the Plan provisions on which the decision is based. If the claim is denied in whole or in part, such written decision shall also include notification of the Executive’s right to bring suit for benefits under Section 502(a) of ERISA and the claimant’s right to obtain, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim for benefits.

Section 6.02. Standard of Review.

The Plan Administrator is vested with the discretionary authority and control to determine eligibility for coverage and benefits and to construe the terms of the Plan; any such determination or construction shall be final and binding on all parties unless arbitrary or capricious. To the extent that the Plan Administrator has appointed a delegate or delegates to administer the claims procedure, any such determination or construction of the delegate shall be final and binding on all parties to the same extent as if made by the Plan Administrator.

Section 6.03. Delegation to the Senior Vice President, Human Resources.

Subject to such limits as the Plan Administrator may from time to time prescribe, the Company’s Senior Vice President, Human Resources may exercise any of the authority and discretion granted to the Plan Administrator hereunder, provided that the Senior Vice President, Human Resources shall not exercise any authority and responsibility with respect to non-ministerial matters affecting the Senior Vice President, Human Resources.

ARTICLE VII. AMENDMENT AND TERMINATION OF THE PLAN

Section 7.01. Right to Amend and Terminate the Plan.

Except as provided in either of Sections 7.01(a) or (b), the Company reserves the right, by action of the Plan Administrator, to amend, modify or terminate the Plan at any time, in its sole discretion, without prior notice to Executives.

(a) No amendment, modification or termination of the Plan shall have the effect of reducing the eligibility for severance benefits (or the amount thereof) for any Executive who (i) ceases to be employed by the Company or any subsidiary of the Company before October 1, 2016, (ii) was a party to a Change in Control Agreement with the Company that was entered into before October 29, 2012, and (iii) entered into a new Change in Control Agreement with the Company by not later than November 1, 2012.

(b) No amendment, modification or termination of the Plan shall have the effect of reducing the eligibility for severance benefits (or the amount thereof) for any Executive who ceases to be employed by the Company or any subsidiary of the Company before the first anniversary of the date on which the Plan Administrator takes formal action to effect that amendment, modification or termination.

ARTICLE VIII. ACKNOWLEDGEMENT AND RESTRICTIVE COVENANTS

Section 8.01. Non-Compete; Non-Solicitation.

This Article VII applies to each Executive who signs and delivers to the Company an Acknowledgment as contemplated by Section 4.02 or Section 4.03, as the case may be. An Executive’s rights to receive Enhanced Severance Benefits under Article IV shall be contingent on the Executive signing an Acknowledgement that the Executive is subject to and obligated to comply with the provisions of this Article VIII.

Section 8.02. Non-Compete; Non-Solicitation.

The Executive agrees that for a period beginning on the date of termination of the Executive’s employment under circumstances entitling the Executive to payments and benefits under Article IV hereof and ending on the first anniversary of that termination, the Executive will not, without the prior written consent of the Chairman of the Board or the Chief Executive Officer of the Company, (i) engage in or perform any services of a similar nature to those performed by the Executive at the Company for any other corporation or business which is primarily engaged in the design, manufacture, development, promotion or sale of climate, instrument and door panels or electronic components for the automotive industry within North America, Latin America, Asia, Australia or Europe in competition with the Company or any of the Company’s subsidiaries or Affiliates, or any joint ventures to which the Company or any of the Company’s subsidiaries or Affiliates are a party (“Competing Business”), (ii) otherwise engage in any Competing Business, including, without limitation, by diverting or attempting to divert from the Company, or any of its subsidiaries or affiliates, any business whatsoever, by influencing or attempting to influence, or soliciting or attempting to solicit any of the customers of the Company or any of its subsidiaries or affiliates (or any potential customers with whom the Company or any of its subsidiaries or affiliates had business contact in the preceding year) with whom Executive may have dealt at any time during his employment by Company, or concerning whom Executive obtained information described in Section 8.03 through his employment with the Company; (iv) recruit, solicit, hire, attempt to hire or assist any other person to hire any employee of the Company or any of its subsidiaries or affiliates or any person who was an employee of any of the foregoing in the six months preceding Executive’s Termination Date, or solicit or encourage any employee of any of the foregoing to terminate employment; or (v) otherwise assist any person in any way to do, or attempt to do, anything prohibited by the foregoing.

8.03. Confidential Information.

The Executive agrees that the Executive will not, at any time after the termination of the Executive’s employment with the Company, divulge, furnish or make available to any person any confidential knowledge, information or materials, whether tangible or intangible, regarding proprietary matters relating to the Company, including, without limitation, trade secrets, customer and supplier lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition or disposition plans, new personnel employment plans, methods of manufacture, technical processes, designs and design projects, inventions and research projects and financial budgets and forecasts of the Company except (a) information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by the Executive not permitted hereunder, and (b) when required to do so by a court of competent jurisdiction, by any governmental agency or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information.

8.04. Non-Disparagement.

The Executive agrees that the Executive will not, at any time after the termination of the Executive’s employment with the Company, make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. The obligation set forth in this Section 8.04 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Board of Directors of the Company and to the Company’s General Counsel.

ARTICLE IX. MISCELLANEOUS PROVISIONS

Section 9.01. Non-Guarantee of Employment or Other Benefits.

Neither the establishment of the Plan, nor any modification or amendment hereof, nor the payment of any benefits hereunder shall be construed as giving any person any legal or equitable right against the Company, a subsidiary or affiliate of the Company, or the Plan Administrator, or the right to payment of any benefits (other than those specifically provided herein), or as giving any person the right to be retained in the service of the Company or a subsidiary or affiliate of the Company.

Section 9.02. Participant Rights Unsecured.

The right of an Executive to receive severance benefits hereunder shall be an unsecured claim, and the Executive shall not have any rights in or against any specific assets of the Company. The right of an Executive to payment of benefits under this Plan shall not be subject to attachment or garnishment (except as otherwise provided in the Plan) and may not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of an Executive under this Plan are exercisable during the Executive’s lifetime only by the Executive or the Executive’s guardian or legal representative.

The undersigned, on behalf of the Company, has executed this Plan effective October 29, 2012.

VISTEON CORPORATION

/s/ Keith M. Shull
By:	Keith M. Shull
Its:	Senior Vice President, Human Resources